Putnam RetirementReady 2035 Fund
7/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	415
Class B   2
Class C 	*

72DD2 (000s omitted)
Class M	*
Class R	--
Class Y	359

73A1
Class A	1.250
Class B	1.081
Class C	0.734

73A2
Class M	0.970
Class R	--
Class Y	1.389

74U1 (000s omitted)
Class A	448
Class B	5
Class C	*

74U2 (000s omitted)
Class M	1
Class R	*
Class Y	348

* Represents less than 1(000s omitted)

74V1
Class A	70.33
Class B	67.68
Class C	68.13

74V2
Class M	68.10
Class R	69.31
Class Y	76.67